Exhibit 99.1

RXi Pharmaceuticals Reports Second Quarter 2018 Financial Results and Recent Corporate Highlights

•	Extended cash runway by securing net proceeds of $4.2 million in April 2018
•	Announced positive results from dermatology and ophthalmology clinical trials enabling advancement of potential partnerships or out-licensing opportunities
•	Entered into research collaboration with Iovance Biotherapeutics
•	Further strengthened robust Intellectual Property Estate for novel and powerful self-delivering RNAi platform (sd-rxRNA®)

MARLBOROUGH, Mass., August 14, 2018 /PRNewswire/ RXi Pharmaceuticals Corporation (NASDAQ: RXII) a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (sd-rxRNA®) therapeutic platform today reported its financial results for the second quarter ended June 30, 2018 and provided a business update.

"The Q2 financial report provides good insights into the progress of the transition announced in January 2018, when RXi management informed its shareholders of the corporate focus on immuno-oncology and adoptive cell transfer therapy," said Dr. Geert Cauwenbergh, President & CEO of RXi Pharmaceuticals. He added that, "For the first 6 months of 2018, spending has been reduced by 26% as compared to the first half of 2017, with about half the reduction from one-time charges relating to the acquisition of MirImmune in Q1 of 2017, and the remainder resulting from a reduction in general and administrative expenses as compared to the same period last year." He indicated that: "The successful completion of our clinical studies in dermatology and ophthalmology have added significant human clinical data on efficacy and safety of the sd-rxRNA platform to our data packages, that should be valuable for companies that are considering a potential acquisition of those assets, including potential licenses to our self-delivering platform for those therapeutic categories. We would expect the execution of such an agreement to provide us with non-dilutive cash that could extend our financial runway significantly." He finally added that: "In comparison with our track record for deal-making in dermatology and ophthalmology between 2012 and 2017, our partnering history of the past 9 months, including strong IO & ACT partnerships with leading academic and industrial partners, indicates a much better visibility with stronger interest in our sd-rxRNA approach than ever before. We aim to take advantage of this surge in partnering interest, to enhance the value of our Company for our shareholders."

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the "Investors – Event Calendar" section of the Company's website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 844-376-4678. International participants may access the event by dialing: +1 209-905-5958. An archive of the webcast will be available on the Company's website approximately two hours after the presentation.

Select Second Quarter 2018 Financial Highlights

Cash Position

At June 30, 2018, the Company had cash and cash equivalents of $5.3 million as compared with $3.6 million at December 31, 2017.

On April 11, 2018, the Company closed on a registered direct offering of 1,510,604 shares of the Company’s common stock at a purchase price of $3.15 per share. Concurrently, the Company also commenced a private placement, whereby it issued and sold warrants exercisable for a total of 1,132,953 shares of common stock with a purchase price per share of $0.125 per underlying warrant share and with an exercise price of $3.15 per share. Assuming the warrants are not exercised, net proceeds to the Company were approximately $4.2 million after deducting placement agent fees and estimated offering expenses.

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Under the Company’s purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), the Company sold a total of 420,000 shares of common stock to LPC for net proceeds of approximately $1.3 million during the six months ended June 30, 2018. There remains approximately $13 million available under the purchase agreement with LPC, subject to certain limitations and conditions set forth therein.

Revenues

Revenues for the three months ended June 30, 2018 were $58,000 and related to the work performed by the Company as a sub-awardee under the government grant awarded to our collaborator BioAxone Biosciences, Inc. from the National Institute of Neurological Disorders and Stroke. The grant provides funding for the development of a novel sd-rxRNA compound, BA-434, that targets PTEN for the treatment of spinal cord injury. The Company had no revenues during the three months ended June 30, 2017.

Research and Development Expenses

Research and development expenses for the quarter ended June 30, 2018 were $1.2 million, as compared with $1.3 million for the quarter ended June 30, 2017. The decrease was primarily due to a decrease in clinical-trial related expenses as subject participation is now complete for all of the Company’s clinical trials.

Acquired In-process Research and Development Expense

The Company did not have acquired in-process research and development expense for the three months ended June 30, 2018. During the three months ended June 30, 2017, the Company recorded acquired in-process research and development expense related to the fair value of consideration given in the acquisition of MirImmune.

General and Administrative Expenses

General and administrative expenses for the quarter ended June 30, 2018 were $0.8 million, as compared with $1.1 million for the quarter ended June 30, 2017. The decrease was primarily due to decreases in professional fees for legal-related services and payroll-related expenses as a result of a decrease in headcount.

Net Loss

Net loss for the quarter ended June 30, 2018 was $1.9 million, compared with $2.5 million for the quarter ended June 30, 2017. The decrease was primarily due to a decrease in operating expenses, as discussed above.

Select Second Quarter 2018 and Recent Corporate Highlights

Select Business and Corporate Highlights

Immuno-oncology

In addition to its internal development programs, the Company has entered into several partnerships across the globe to expand its pipeline to advance development of the next generation immunotherapies for the treatment of cancer. In May 2018, RXi established a research collaboration with Iovance Biotherapeutics to evaluate potential synergies between RXi's novel sd-rxRNA therapeutic compounds and Iovance's autologous cell therapy based on tumor-infiltrating lymphocytes (TILs) for use in the treatment of cancer.

On April 16, 2018, the journal Molecular Therapy published "Self-Delivering RNAi (sd-rxRNA®) Targeting PD-1 using Adoptive Cell Therapy Approach for the Treatment of Malignant Melanoma". In this paper scientists demonstrate the potential of improving therapy with patient-derived tumor infiltrating lymphocytes (TILs) by treatment with RXi's novel sd-rxRNA compound that specifically targets PD-1.

Clinical Trials – Dermatology and Opthalmology

The Company issued positive news from both its Dermatology and Opthalmology Franchises, with each franchise comprising advanced clinical programs, robust discovery assets and substantial Intellectual Property rights. The Company has an active process underway to monetize these assets, which would support a return on investment for stockholders and accelerated growth in the immuno-oncology focus area.

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Samcyprone™ for the Treatment of Cutaneous Warts

Samcyprone™ is a proprietary topical formulation of the small molecule diphenylcyclopropenone (DPCP), a topical immunomodulator that works by initiating a T-cell response. Completed Phase 2 trial RXI-SCP-1502, was a multi-center, multi-dose trial conducted in subjects with at least one cutaneous, plantar or periungual wart present for at least four weeks. The study successfully met its primary effectiveness objectives and its secondary safety and tolerability objectives. In addition to the key study objectives, a large amount of data was collected that can inform the design of further pivotal studies in support of future marketing applications.

RXI-109 for the Reduction of Retinal Scarring

RXI-109 is a self-delivering therapeutic RNAi compound that targets connective tissue growth factor (CTGF), a key regulator in fibrosis and scar formation. RXI-109-1501 was a multi-dose, dose escalation trial conducted in subjects with advanced neovascular or 'wet' age-related macular degeneration and accompanying subretinal fibrosis. This study successfully met its primary objective by showing that RXI-109 is safe and well tolerated in this dose escalation study. This was shown by the absence of dose-limiting and serious toxicities, and only mild to moderate procedure-related adverse events. None of the adverse events were drug related. In addition, comprehensive ocular examinations showed no indications of inflammation or any other tolerability issues related to the treatment. In addition, RXI-109 met its secondary objectives, with improved or stable disease in the study eyes in several subjects.

Intellectual Property

The European Patent Office (EPO) and Japan Patent Office (JPO) have granted patents for the Company's novel self-delivering RNAi (sd-rxRNA®) therapeutic platform.  The EPO Patent #: 2949752 B1 and JPO Patent #: 620309 cover composition of matter, specifically structural and chemical attributes of sd-rxRNA.  These patents will be set to expire in 2029.

About RXi Pharmaceuticals

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (sd-rxRNA®) therapeutic platform. The Company's discovery and research efforts are focused on developing sd-rxRNA therapeutic compounds to be used with an Adoptive Cell Transfer (ACT) approach. This process uses immune cells, such as T-lymphocytes that are isolated from the patient or retrieved from allogeneic immune cell banks, and then expanded and in some cases processed to express tumor-binding receptors. Our approach introduces a new and important step in ex-vivo processing of the immune cells where sd-rxRNA is used to eliminate the expression of immunosuppressive receptors or proteins from the therapeutic immune cells, making them less sensitive to tumor resistance mechanisms and thus improving their ability to destroy the tumor cells. Essentially, we aim to maximize the power of our sd-rxRNA therapeutic compounds by weaponizing therapeutic immune effector cells to attack cancer and ultimately provide patients battling terminal cancers with a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™, RXI-762, RXI-804 and our other product candidates (collectively "our product candidates"); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi's product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors." Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation
Tamara McGrillen
508-929-3646

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RXi PHARMACEUTICALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues	$58	$–	$81	$–

Operating expenses:
Research and development	1,183	1,329	2,544	2,676
Acquired in-process research and development	–	85	–	4,696
General and administrative	774	1,100	1,675	2,223
Total operating expenses	1,957	2,514	4,219	9,595
Operating loss	(1,899)	(2,514)	(4,138)	(9,595)
Total other expense, net	(2)	–	(2)	–
Loss before income taxes	(1,901)	(2,514)	(4,140)	(9,595)
Income tax benefit	–	–	–	1,621
Net loss	$(1,901)	$(2,514)	$(4,140)	$(7,974)
Net loss per share:
Basic and diluted	$(0.46)	$(1.12)	$(1.25)	$(3.71)
Weighted average shares: Basic and diluted	4,102,423	2,238,836	3,302,885	2,148,477

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RXi PHARMACEUTICALS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$5,315	$3,581
Restricted cash	50	50
Prepaid expenses and other current assets	459	201
Total current assets	5,824	3,832
Property and equipment, net	207	248
Other assets	–	18
Total assets	$6,031	$4,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$542	$511
Accrued expenses	2,217	1,754
Total current liabilities	2,759	2,265
Total stockholders' equity	3,272	1,833
Total liabilities and stockholders' equity	$6,031	$4,098

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